Exhibit 5.1

May 20, 2011

Live Nation Entertainment, Inc.

9348 Civic Center Drive

Beverly Hills, CA 90210

Re:        Registration Statement on Form S-3 for Resale of 684,538 Shares of Common Stock

Ladies and Gentlemen:

In my capacity as Deputy General Counsel of Live Nation Entertainment, Inc. (the “Company”), I have acted as counsel to the Company in connection with the filing on the date hereof of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the resale by certain stockholders of the Company from time to time, pursuant to Rule 415 under the Act, of up to 684,538 shares of common stock, par value $.01 per share, of the Company (the “Selling Stockholder Shares”) and the associated Series A Junior Participating Preferred Stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of December 21, 2005, between the Company and The Bank of New York, as rights agent, as amended.

I have examined the Registration Statement and copies or originals of such other instruments, documents and records of the Company have examined such questions of law and have satisfied myself as to such matters of fact as I have deemed relevant and necessary for the purpose of expressing the opinions herein. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with originals of all documents presented to me as copies.

Based upon the foregoing, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2. The Selling Stockholder Shares and the associated Rights issuable pursuant to the Plan have been duly authorized and the Selling Stockholder Shares are validly issued, fully paid and non-assessable.

The above opinions are limited to the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus contained therein. In giving such consent, I do not thereby admit that I am within the category of persons from whom consent is required by Section 7 of the Act or the related rules promulgated by the Commission.

Very truly yours,

/s/ Eric Lassen
Eric Lassen
Senior Vice President & Deputy General Counsel